Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Information

Overview

Effective December 30, 2022 (the “Closing Date”), TherapeuticsMD, Inc., a Nevada corporation (the “Company”), completed its previously announced transaction (the “Transaction”) with Mayne Pharma LLC, a Delaware limited liability company (“Mayne Pharma”) and subsidiary of Mayne Pharma Group Limited, an Australian public company (ASX: MYX), pursuant to which the Company and its subsidiaries (i) granted Mayne Pharma an exclusive license to commercialize the Company’s Imvexxy®, Bijuva® and prescription prenatal vitamin products sold under the BocaGreenMD® and vitaMedMD® brands (collectively, the “Licensed Products”) in the United States and its possessions and territories, (ii) assigned to Mayne Pharma the Company’s exclusive license to commercialize Annovera® (together with the Licensed Products, collectively, the “Products”) in the United States and its possessions and territories, and (iii) sold certain other assets to Mayne Pharma in connection therewith.

Pursuant to a License Agreement, dated December 4, 2022, between the Company and Mayne Pharma (as amended, the “License Agreement”), the Company granted Mayne Pharma, on the Closing Date, (i) an exclusive, sublicensable, perpetual, irrevocable license to research, develop, register, manufacture, have manufactured, market, sell, use, and commercialize the Licensed Products in the United States and its possessions and territories and (ii) an exclusive, sublicensable, perpetual, irrevocable license to manufacture, have manufactured, import and have imported the Licensed Products outside the United States for commercialization in the United States and its possessions and territories.

Pursuant to the License Agreement, Mayne Pharma will make one-time, milestone payments to the Company of each of (i) $5.0 million if aggregate net sales of all Products in the United States during a calendar year reach $100.0 million, (ii) $10.0 million if aggregate net sales of all Products in the United States during a calendar year reach $200.0 million and (iii) $15.0 million if aggregate net sales of all Products in the United States during a calendar year reach $300.0 million. Further, Mayne Pharma will pay to the Company royalties on net sales of all Products in the United States at a royalty rate of 8.0% on the first $80 million in annual net sales and 7.5% on annual net sales above $80.0 million, subject to certain adjustments, for a period of 20 years following the Closing Date. The royalty rate will decrease to 2.0% on a Product-by-Product basis upon the earlier to occur of (i) the expiration or revocation of the last patent covering a Product and (ii) a generic version of a Product launching in the United States. Mayne Pharma will pay to the Company minimum annual royalties of $3.0 million per year for 12 years, adjusted for inflation at an annual rate of 3%, subject to certain further adjustments, including as described below. Upon the expiry of the 20-year royalty term, the licenses granted to Mayne Pharma under the License Agreement will become a fully paid-up and royalty free license for the Licensed Products.

Pursuant to a Transaction Agreement, dated December 4, 2022, between the Company and Mayne Pharma (the “Transaction Agreement”), the Company sold to Mayne Pharma, at closing, certain assets for Mayne Pharma to commercialize the Products in the United States, including the Company’s exclusive license from the Population Council to commercialize Annovera® (the “Transferred Assets”).

The total consideration from Mayne Pharma to the Company for the purchase of the Transferred Assets and the grant of the licenses under the License Agreement was (i) a cash payment of $140.0 million at closing, (ii) a cash payment of approximately $12.1 million at closing for the acquisition of net working capital as determined in accordance with the Transaction Agreement and subject to certain adjustments, (iii) a cash payment of approximately $1.0 million at closing for prepaid royalties in connection with the License Agreement Amendment (as defined below) and (iv) the right to receive the contingent consideration set forth in the License Agreement, as amended.

On the Closing Date, the Company and Mayne Pharma entered into Amendment No. 1 to the License Agreement (the “License Agreement Amendment”). Pursuant to the License Agreement Amendment, Mayne Pharma agreed to pay the Company approximately $1.0 million in prepaid royalties on the Closing Date. The prepaid royalties will reduce the first four quarterly payments that would have otherwise been payable pursuant to the License Agreement by an amount equal to $257,250 per quarterly royalty payment plus interest calculated at 19% per annum accruing from the Closing Date until the date such quarterly royalty payment is paid to the Company. In addition, the parties agreed that Mayne will reduce one quarterly royalty payment (other than the first quarterly royalty payment) otherwise payable to the Company by $1.5 million in consideration of Mayne Pharma assuming the Company’s obligations under a long-term services agreement, including the Company’s minimum payment obligations thereunder. With the completion of the closing of the above transactions, the Company was able to recapitalize and transform into a pharmaceutical royalty company (the “Transformation”).

The Transformation met the criteria requiring discontinued operations presentation in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The License Agreement and Transaction Agreement are considered a disposition of a significant business under Item 2.01 of Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements included herein in accordance with Article 11 of Regulation S-X and based on historical financial information of the Company. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (i) directly attributable to the Transformation and (ii) factually supportable. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted from this report, as is permitted by such rules and regulations.

The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the Transformation as if it had occurred on September 30, 2022, the end of the most recent period for which a balance sheet is required. The accompanying unaudited pro forma condensed consolidated statement of operations for year ended December 31, 2020, year ended December 31, 2021 and for the nine months ended September 30, 2022 gives effect to the Transformation, including the April 2022 vitaCare divestiture (the “vitaCare Divestiture”), as if it had occurred on January 1, 2020.

Pro forma adjustments are presented for informational purposes only and are described in the accompanying notes based on information and assumptions currently available at the time of the filing of the Current Report on Form 8-K to which the unaudited pro forma condensed consolidated financial information is included as an exhibit (the “8-K”). The unaudited pro forma condensed consolidated financial information is not necessarily indicative of what the Company’s results of operations or financial condition would have been had the Transformation been completed on the dates indicated above. In addition, it is not necessarily indicative of the Company’s future results of operations or financial condition and does not reflect all actions that have been or may be taken by the Company following the Transformation.

The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 10-K”), the year ended December 31, 2021 (the “2021 10-K”) and the unaudited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Quarterly Report on Form 10-Q for the quarterly period September 30, 2022 (the “3rd Quarter 2022 10-Q”).

TherapeuticsMD, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2022

(In thousands except per share amounts)

	Historical Financial Statements as Reported	Pro Forma Adjustment Related to Mayne Transaction		Pro Forma
Assets:
Current assets:
Cash	$27,080	128,022	(a)	$40,040
		(93,602	) (b)
		(21,460	) (c)
Restricted cash	11,250			11,250
Accounts receivable, net of allowance for credit losses	32,157	(32,157	) (d)	—
Royalty receivable, current portion		3,000	(r)	3,000
Inventory	6,701	(6,701	) (d)	—
Prepaid and other current assets	10,290	(4,809	) (d)	5,481

Total current assets	87,478			59,771
Fixed assets, net	551			551
License rights and other intangible assets, net	37,876	(30,914	) (t)	6,962
Right of use assets	7,749			7,749
Royalty receivable, long-term portion		22,954	(r)	22,954
Other non-current assets	253			253

Total assets	$133,907			$98,240

Liabilities and stockholders’ (deficit) equity:
Current liabilities:
Debt, net	$93,602	(93,602	) (b)	$—
Lender Warrants derivative liability	2,058			2,058
Make-whole payment derivative liability	1,751	(1,751	) (c)	—
Mandatory Redeemable Preferred Stock	19,709	(19,709	) (c)	—
Accounts payable	13,383	(6,538	) (d)	6,845
Deferred revenue		1,059	(r)	1,059
Accrued expenses and other current liabilities	43,568	(25,140	) (d)	18,428

Total current liabilities	174,071			28,390
Operating lease liabilities, non-current	7,553			7,553
Other non-current liabilities	554			554

Total liabilities	182,178			36,497

Commitments and contingencies
Total stockholders’ (deficit) equity	(48,271)	110,014	(e)	61,743

Total liabilities and stockholders’ (deficit) equity	$133,907			$98,240

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

TherapeuticsMD, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2020

(In thousands, except per share amounts)

	Historical Financial Statements as Reported	Pro Forma Adjustment Related to vitaCare Divestiture (s)	Pro Forma Adjustment Related to Mayne Transaction		Pro Forma
Revenue:
Product revenue, net	$62,872	(1,282)	$(61,590	) (f)	$—
License	2,000		2,319	(g)	63,119
			58,800	(h)

Total revenue, net	64,872				63,119
Cost of goods sold	15,975		(15,975	) (f)	—

Gross profit	48,897				63,119

Operating expenses:
General and administrative	76,954	(8,398)	(68,556	) (f)	—
			18,499	(i)	18,499
Selling and marketing	117,052	(4,094)	(112,958	) (f)	—
Research and development	10,432		(10,432	) (f)	—

Total operating expenses	204,438				18,499

(Loss) income from operations	(155,541)				44,620

Other (expense) income:
Gain on sale of license	—		76,145	(j)	76,145
Gain on sale of Vitacare	—	143,384	—		143,384
Loss on extinguishment of debt	—		(12,302	) (k)	(12,302)
Interest expense and other financing costs	(28,581)		28,581	(l)	—
Other income, net	598		(1,888	) (m)	(21,911)
			(20,621	) (n)	—

Total other (expense) income	(27,983)				185,316

(Loss) income before income taxes	(183,524)				229,936
Provision for income taxes	—				—

Net (loss) income	$(183,524)				$229,936

(Loss) earnings per common share, basic	$(33.29)				$41.71

Weighted average common shares, basic (adjusted for the May 2022 50-for-1 reverse stock split)	5,513				5,513

(Loss) earnings per common share, diluted	$(33.29)				$40.91

Weighted average common shares, diluted (adjusted for the May 2022 50-for-1 reverse stock split)	5,513		107	(o1)	5,620

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

TherapeuticsMD, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2021

(In thousands, except per share amounts)

	Historical Financial Statements as Reported	Pro Forma Adjustment Related to vitaCare Divestiture (s)	Pro Forma Adjustment Related to Mayne Transaction		Pro Forma
Revenue:
Product revenue, net	$85,780	$(875)	$(84,905	) (f)	$—
License	1,171		2,927	(g)	4,098

Total revenue, net	86,951				4,098
Cost of goods sold	18,838		(18,838	) (f)	—

Gross profit	68,113				4,098

Operating expenses:
Selling and marketing	108,195	(8,116)	(100,079	) (f)	—
General and administrative	92,602	(14,141)	(78,461	) (f)	—
			12,280	(i)	12,280
Research and development	7,086		(7,086	) (f)	—

Total operating expenses	207,883				12,280

Loss from operations	(139,770)				(8,182)

Other (expense) income:
Interest expense and other financing costs	(32,917)	12,540	20,377	(l)	—
Other income, net	272		862	(q)	1,134

Total other (expense) income	(32,645)				1,134

Loss before income taxes	(172,415)				(7,048)
Provision for income taxes	—				—

Net loss	$(172,415)				$(7,048)

Loss per common share, basic	$(21.66)				$(0.89)

Weighted average common shares, basic (adjusted for the May 2022 50-for-1 reverse stock split)	7,960				7,960

Loss per common share, diluted	$(21.66)				$(0.89)

Weighted average common shares, diluted (adjusted for the May 2022 50-for-1 reverse stock split)	7,960				7,960

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

TherapeuticsMD, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended September 30, 2022

(In thousands, except per share amounts)

	Historical Financial Statements as Reported	Pro Forma Adjustment Related to vitaCare Divestiture (s)		Pro Forma Adjustment Related to Mayne Transaction		Pro Forma
Revenue:
Product revenue, net	$68,327	$		(68,327	) (f)	$—
License and service revenue	484		(484)	—	(f)	2,555
				2,555	(g)

Total revenue, net	68,811					2,555
Cost of goods sold	13,388			(13,388	) (f)	—

Gross profit	55,423					2,555

Operating expenses:
Selling and marketing	61,703		(6,101)	(55,602	) (f)	—
General and administrative	55,445		(1,526)	(53,919	) (f)	—
				9,597	(i)	9,597
Research and development	4,092			(4,092	) (f)	—

Total operating expenses	121,240					9,597

Loss from operations	(65,817)					(7,042)

Other income (expense):
Gain on sale of business	143,384		(143,384)			—
Expense for accretion of Mandatory Redeemable
Preferred Stock	(3,457)			3,457	(p)	—
Fair value loss on Lender Warrants derivative liability
	(76)			76	(p)	—
Loss on extinguishment of debt	(8,380)			8,380	(k)	—
Interest expense and other financing costs	(30,941)			30,941	(l)	—
Other expense, net	(128)			619	(q)	491

Total other income	100,402					491

Income before income taxes	34,585					(6,551)
Provision for income taxes	290			(290	) (p)	—

Net income (loss)	$34,295					$(6,551)

Earnings (loss) per common share, basic	$3.86					$(0.74)

Weighted average common shares, basic (adjusted for the May 2022 50-for-1 reverse stock split)	8,877					8,877

Earnings (loss) per common share, diluted	$3.73					$(0.74)

Weighted average common shares, diluted (adjusted for the May 2022 50-for-1 reverse stock split)	9,205			(328	) (o2)	8,877

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

TherapeuticsMD, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial information is based on the Company’s historical consolidated financial statements as adjusted to give effect to the transaction accounting adjustments in accordance with GAAP to reflect the Transformation.

The Transformation met the criteria requiring discontinued operations presentation in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The License Agreement and Transaction Agreement are considered a disposition of a significant business under Item 2.01 of Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements included herein in accordance with Article 11 of Regulation S-X and based on historical financial information of the Company. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (i) directly attributable to the Transformation and (ii) factually supportable. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted from this report, as is permitted by such rules and regulations.

The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the Transformation as if it had occurred on September 30, 2022, the end of the most recent period for which a balance sheet is required. The accompanying unaudited pro forma condensed consolidated statement of operations for year ended December 31, 2020, year ended December 31, 2021 and for the nine months ended September 30, 2022 gives effect to the Transformation, including the April 2022 vitaCare divestiture (the “vitaCare Divestiture”), as if it had occurred on January 1, 2020. The Company determined the vitaCare Divestiture to be an unusual event within the periods presented for which the effects of this event should be disclosed and presented on a pro forma basis as exclusion of that activity is consistent with the Transformation and more representative of normal, ongoing operations of the Company.

Pro forma adjustments are presented for informational purposes only and are described in the accompanying notes based on information and assumptions currently available at the time of the filing of the Current Report on Form 8-K to which the unaudited pro forma condensed consolidated financial information is included as an exhibit (the “8-K”). The unaudited pro forma condensed consolidated financial information is not necessarily indicative of what the Company’s results of operations or financial condition would have been had the Transformation been completed on the dates indicated above. In addition, it is not necessarily indicative of the Company’s future results of operations or financial condition and does not reflect all actions that have been or may be taken by the Company following the Transformation.

The accompanying unaudited pro forma condensed consolidated financial statements are based on the audited consolidated financial statements and accompanying notes included in the 2020 10-K and 2021 10-K. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2022 gives effect to the Transformation as if it had occurred on September 30, 2022. The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2020 and December 31, 2021 and for the nine months ended September 30, 2022 gives effect to the Transformation, including the vitaCare Divestiture, as if it had occurred on January 1, 2020.

2.	In-process Accounting Analysis

The Transformation is presented in the Company’s unaudited pro forma condensed combined financial information, however the Company’s accounting analysis on the Transaction with Mayne Pharma, LLC is incomplete as of the date of this filing. The Company discussed the implications of certain items where the accounting is incomplete, as follows:

Working capital – the net working capital as determined in accordance with the Transaction Agreement is subject to certain adjustments. The Company expects the final determination of the net working capital figure to measure the gain on the sale of the Annovera® license before the filing of its annual report on Form 10-K in 2023.

Restructuring costs – as the Transaction was completed in December 2022, the actual restructuring costs incurred directly in relation to the Transaction may differ significantly from the adjustments included in the accompanying unaudited pro forma condensed combined financial information. The Company expects to determine the actual restructuring costs incurred in the year ended December 31, 2022, before the filing of its annual report on Form 10-K in 2023.

License revenue – pursuant to the License Agreement, Mayne Pharma, LLC will pay to the Company certain minimum annual royalties per year for 12 years. In accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, the Company has determined that the portion allocable to the contract with Mayne Pharma, LLC as a customer contains a significant financing component, and the Company is required to use the discount rate that would be reflected in a separate financing transaction between the Company and its customer at contract inception. For purposes of this unaudited pro forma condensed combined financial information, the Company utilized an estimated discount rate of 8% on a pro forma basis but will need to determine whether a different discount rate will be utilized in the final accounting. The Company expects to determine the appropriate discount rate to measure the license revenue and corresponding interest income related to the financing component for the year ended December 31, 2022, before the filing of its annual report on Form 10-K in 2023.

Loss on extinguishment of debt - as the Transaction was completed in December 2022, the actual loss (or gain) on extinguishment of debt from use of cash proceeds from the Transaction to repay certain borrowings in 2022 may differ significantly from the adjustments included in the accompanying unaudited pro forma condensed combined financial information. The Company expects to determine the actual loss (or gain) on extinguishment incurred in the year ended December 31, 2022, before the filing of its annual report on Form 10-K in 2023.

Income tax effects – as the Transaction was completed in December 2022, the related income tax effects from the Transaction may differ significantly from the adjustments included in the accompanying unaudited pro forma condensed combined financial information. The Company expects to determine the provision or benefit from income taxes related to the year ended December 31, 2022, before the filing of its annual report on Form 10-K in 2023.

3.	Pro Forma Adjustments

Article 11 of Regulation S-X allows for the presentation of reasonably estimable synergies (or dis-synergies) and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The pro forma Transaction Accounting Adjustments for the Transaction, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(a)

Adjustment reflects the estimated proceeds received, net of estimated transaction costs of $4.5 million, $20.6 million of restructuring charges included in footnote (n), net working capital amount of $12.1 million and a royalty prepayment of $1.0 million.

(b)	Adjustment reflects the use of cash proceeds to repay the Company’s historical borrowings under the Financing Agreement.

(c)	Adjustment reflects the use of cash proceeds to repay the Company’s historical amount due to preferred stock investor.

(d)	Adjustment reflects the removal of the historical assets and liabilities of discontinued operations.

(e)	Adjustment reflects the estimated net income attributable to the Transformation.

(f)	Adjustment reflects reclassifications necessary for retrospective presentation of discontinued operations.

(g)	Adjustment reflects estimated license revenue that the Company would have received based on product sales by Mayne as if the License Agreement was effective as of January 1, 2020.

(h)

Adjustment reflects upfront license revenue that the Company would have received as if the License Agreement was effective as of January 1, 2020. The total consideration includes certain contingent consideration, including (a) certain milestone payments upon achievement of net sales thresholds and (b) royalties based on future product sales, which may exceed minimum royalty payments under the arrangement. The portion of this contingent consideration allocable to license revenue recognition under ASC 606 would be recognized when the underlying product sales occur, and milestones are met. As of the date of this filing, the Company has determined that a range of potential outcomes for the contingent consideration cannot be estimated.

(i)	Adjustment reflects the expenses that would have occurred for the royalty company.

(j)

Adjustment reflects gain on sale of ANNOVERA license if the disposition occurred as of January 1, 2020. The total consideration includes certain contingent consideration, including (a) certain milestone payments upon achievement of net sales thresholds and (b) royalties based on future product sales, which may exceed minimum royalty payments under the arrangement. The portion of this contingent consideration allocable to the sale of the Annovera® license has not been recognized, as recognition at inception would only occur if it were probable that a significant reversal of such payments would not occur in future periods.

(k)	Adjustment reflects loss on extinguishment of debt as if the repayment of the Company’s borrowings under the Financing Agreement occurred as of January 1, 2020.

(l)	Adjustment reflects the removal of interest expense from the repayment of the Company’s borrowings under the Financing Agreement.

(m)	Adjustment reflects estimated transaction expenses related to the closing of transactions between the Company and Mayne Pharma.

(n)	Adjustment reflects estimated restructuring expenses attributable to the Company’s Transformation.

(o1)

Adjustment reflects common share equivalents that are considered dilutive due to the Company’s pro forma net income, as compared to such common share equivalents being considered anti-dilutive due to the Company’s historical net loss.

(o2)

Adjustment reflects common share equivalents that are considered anti-dilutive due to the Company’s pro forma net loss, as compared to such common share equivalents being considered dilutive due to the Company’s historical net income.

(p)	Adjustment reflects the removal of the Company’s historical expenses that the Company would not have incurred had the Transformation occurred as of January 1, 2020.

(q)	Adjustment reflects the recognition of interest income from the significant financing component in the transaction price under ASC 606 for minimum royalties to be received in the future years.

(r)	Adjustments reflect royalties receivable and prepaid royalties from the transaction.

The pro forma Transaction Accounting Adjustments for the vitaCare Divestiture, is as follows:

(s)	Adjustments reflect vitaCare Divestiture as if it had occurred on January 1, 2020.

(t)	Adjustment reflects the net book value of ANNOVERA License rights